Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of August 15, 2016, by Foothills Petroleum, Inc., a Nevada corporation (“Company”) and Eleazar Ovalle (“Executive”), whose address is 19542 Juergen Road, Cypress, Texas77410, with reference to the following:

A.           Company is an independent oil and gas exploration and production company actively focused on acquiring producing properties in the Rocky Mountain and Mid-Continent regions.

B.           Executive is a Professional Geoscientist with over 35 years’ of oil and gas exploration and development experience.

C.           Company desires to employ and retain services of the Executive and Executive desires to render his services to the Company on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive hereby agree as follows:

1.           At-Will Employment.

1.1         At-Will. Subject to the provisions of this Section 1.1,

(a)          Company hereby employs Executive and Executive accepts such employment on an at-will basis which means that either party can terminate the employment relationship at any time with or without cause. Executive’s start date shall commence as soon as possible, but no later than August 15, 2016.

(b)          Executive’s employment with Company is contingent upon a successful completion of a background screening and post-employment drug screen, along with Executive’s ability to meet the requirements of the Immigration Reform and Control Act (1996). In order to comply with this legal obligation, Executive must provide proof of his eligibility to work legally in the United States of America and complete an Employment Eligibility Verification form (I-9) within three days of hire.

1.2         Probationary Period. Executive’s first ninety (90) days of employment are on a trial basis and are considered a continuation of the employment selection process. The ninety (90) day probationary period provides the Company an opportunity to observe and evaluate the capacity of the Executive, which includes the Executive’s ability satisfactorily to perform the essential functions of his or her job; and to observe and evaluate the Executive’s work habits and conduct, including attendance and the Executive’s relationship with coworkers and superiors. During this probationary period, the Company may terminate employment immediately, with or without cause and with or without notice. Likewise, the Executive may also terminate his or her employment with the Company at any time, with or without notice and with or without cause. This 90 day probationary period is not a term of employment and is not intended, nor does it, impact the at will nature of the relationship between the Company and the Executive.

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2.           Titles and Responsibilities; Exclusivity.

2.1         Title and Responsibilities.

(a)          Executive shall serve as Vice President of Geology & Geophysical of the Company and shall report to the Board of Directors (the “Board”) of the Company or such other person or persons as may be designated by the Board. Executive shall serve as part of the Exploration Division. The “Exploration Division” shall consist of the Vice President of Geology & Geophysical, Vice President of Exploration and any other geologists and/or petroleum engineers subsequently hired by the Company engaged in the exploration and development of hydrocarbons. In addition to his direct duties to the Company, Executive shall as part of his responsibilities under this Agreement also serve as an Executive Vice President of Foothills Exploration, Inc., the parent of the Company ("Foothills"). In his capacity as Vice President of Foothills he shall report to the board of directors of Foothills or to such person as may be designated by that board.

(b)          Subject to applicable law and except to the extent (if at all) as may be otherwise set forth herein, the “Articles” or “Bylaws” of Company (with the Articles and Bylaws, the “Company Governing Documents”), Executive shall have the roles and responsibilities for the Company, its parent and its wholly-owned subsidiaries as set forth in Exhibit A, attached hereto and incorporated herein by reference.

2.2         Exclusivity. Executive shall in good faith and consistent with his ability, experience and talent perform his duties, and shall devote all of his business time and efforts to the performance of such duties; provided, however, that Executive may, so long as such activities do not interfere or conflict with Executive’s duties hereunder, (a) devote time to his personal investments; (b) serve on the boards of, and otherwise render services to, non-profit, civic, charitable or political businesses or organizations; (c) serve on the boards of for-profit businesses or organizations, so long as (i) any such business or organization is not engaged in activities competitive with Company’s business, (ii) Executive notifies Company in writing of each such board on which Executive is serving and (iii) such business or organization fully indemnifies Executive for his acts and omissions committed while serving as a director thereof; and (iv) continue to provide services to those entities set forth on Exhibit B, attached hereto (the “Approved Entities”) to the extent and limit that Executive previously provided such services, but only to the extent the provision of such services is not in conflict with, in derogation of or in interference with, in any way, Executive’s duties and responsibility to the Company, as shall be determined by Company (all of the foregoing clauses (i) through (iv) being, the “Approved Activities”). Exhibit C attached to this Agreement shall also contain: (v) holdings of at least 5% or more that Executive beneficially owns or controls directly or indirectly in any company whose shares are eligible to trade in any domestic or foreign securities market; (vi) any holding that Executive beneficially owns or controls directly or indirectly in any other company or enterprise; and shall also set forth (vii) all activities, work or consulting not set forth on Exhibit B that Executive performs for others. Executive will promptly notify the Board of the Company and the Board of Company of any changes or modifications to the foregoing as they occur, but in any event not later than fifteen (15) days thereafter (the foregoing clauses (v) through (vii) being, the “Noticed Holdings and Payments”).

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3.           Compensation and Benefits. Company shall pay and/or provide the following compensation and benefits to Executive during the term hereof, and Executive shall accept the same as payment in full for all services rendered by Executive, to or for the benefit of Company and of Foothills:

3.1         Annual Salary. Executive shall be paid an initial salary of Eighty Four Thousand U.S. dollars ($84,000.00) per annum (the “Salary”). Company will pay the Salary to Executive monthly in accordance with the payroll practices of Company in effect from time to time. During the initial ninety (90) day Probationary Period, Executive may be paid as an independent contractor, without withholding or deduction of any kind and as such Executive shall be wholly responsible for discharging all tax or other obligations associated therewith.

(a)          Executive’s Annual Salary shall be increased to one hundred twenty thousand U.S. dollars ($120,000.00) per annum after the Company’s total net daily oil and gas production has reached a minimum of seven hundred fifty (750) barrels of oil equivalent per day (“BOEPD”) for at least one hundred twenty (120) consecutive days, including production from all wholly-owned subsidiaries and sister companies in which the Company or its parent, Foothills, owns at least fifty percent ("50%) in interest. In addition, Executive will also be provided with a mobile phone allowance of two hundred U.S. dollars ($200.00) per month upon reaching this milestone.

(b)          Executive’s Annual Salary shall be increased to one hundred fifty thousand U.S. dollars ($150,000.00) per annum following the Company’s total net daily oil and gas production reaching a minimum of one thousand (1,000) BOEPD for at least one hundred twenty (120) consecutive days, including production from all wholly-owned subsidiaries and sister companies (as defined in (a) hereinabove).

(c)          Executive’s Annual Salary shall be increased to one hundred eighty thousand U.S. dollars ($180,000.00) per annum following the Company’s total net daily oil and gas production reaching a minimum of one thousand five hundred (1,500) BOEPD for at least one hundred twenty (120) consecutive days, including production from all wholly-owned subsidiaries and sister companies (as defined in (a) hereinabove). In addition, after reaching this production threshold, Executive will also be provided with an automobile allowance of five hundred U.S. dollars ($500.00) per month.

(d)          Future increases in Executive’s Annual Salary and/or additional benefits to be offered to Executive shall be made at the Board’s sole discretion based on Executive’s performance.

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3.2         Restricted Stock Units. Executive, subject to the provisions of paragraph 6.6 below, will be issued one hundred thousand (100,000) shares of Restricted Stock Units (“RSU”) in Foothills, which will vest according to the following schedule:

(a)          20% vesting one hundred eighty (180) days following date of this Agreement (90 days following the end of the Probationary Period);

(b)          20% vesting two hundred seventy (270) days following the date of this Agreement (180 days following the end of the Probationary Period); and

(c)          60% vesting three hundred sixty five (365) days following the date of this Agreement (275 days following the end of the Probationary Period).

3.3         Stock Options. Upon Company’s Board of Directors (the “Board”) approval, Executive will be eligible to participate in Foothill's equity incentive plan, once said plan has been developed, ratified and implemented by the Board of Foothills for the benefit of executives and other employees of Foothills, the Company and other subsidiaries. The strike price for any stock options offered to the Executive under this equity incentive plan and their vesting schedule will be determined and finalized upon approval by the Board of Foothills and shall be based on the Executive’s official start date.

3.4         Division Wide Incentive Bonus for New Discoveries: For any new discovery (i.e. wildcats) originating from the Exploration Division where the total burden is 20% or less and where commercial quantities of hydrocarbons are produced, a total overriding royalty interest of 2.5% will be granted and assigned to the Exploration Division. “New Discovery” for purposes of this agreement is defined as the first oil or gas well drilled in a new field. The discovery well is the well that is drilled to reveal the actual presence of a petroleum-bearing reservoir. Subsequent wells are called development wells. For additional details, see Schedule 3.4, attached hereto and incorporated herein by reference.

3.5         Division Wide Incentive Bonus for Other Company Projects: For other in-house prospects or projects that the Company develops and that the Exploration Division works on (i.e. spends a substantial amount of time analyzing, and/or improving) during their tenure with the Company, an additional bonus shall be paid as follows. If any newly drilled well, deemed to be a "wildcat" well according to paragraph 3.4 above and for any new development well drilled on Company acreage that produces commercial quantities of hydrocarbons and the Company realizes net sales revenues equal to at least 65% of that well’s actual AFE costs within 365 days of initial production (“IP”), then the Exploration Division shall be entitled to receive a bonus in the amount of 5% of that well’s actual total AFE costs.

(a)          Only new wells drilled in areas with “possible” reserves, as defined by SEC reserve guidelines will qualify for this incentive. This bonus shall be payable in cash and stock options – 10% of which will be payable in cash and 90% of which will be payable in stock options. New wells drilled in areas classified as “proved undeveloped” and “probable” by SEC reserve guidelines do not qualify for this incentive and therefore no bonus shall not be paid thereon.

(b)          To calculate the number of stock options being awarded for the portion of this bonus payable in stock options, the 15 day moving average of the Company’s closing common stock price, calculated on the 366th day following that well’s IP date, shall be divided into the total bonus stock option compensation being awarded.

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(c)          For purposes of this agreement “AFE Costs” shall mean the actual costs incurred, which are itemized on the AFE form for that well. These costs shall include all expenses incurred for drilling and completing a well through to the tank batteries, pipeline or other point of sale. AFE Costs shall also include lease acquisition costs, costs of location preparation, drilling rig, work over rig, tools, drilling fluids, rental equipment, cementing, transportation, consulting and support services, transportation, supervision, tubulars, well head equipment, tank batteries, treaters, storage tanks, lines and associated equipment. For additional details, see Schedule 3.5, attached hereto and incorporated herein by reference.

3.6         Finders Bonus: Incentive on the Company’s Acquisition of Any Producing Asset:

(a)          For any producing oil and/or natural gas assets acquired by the Company (“Deals”), which is found by Executive, with a “Net Acquisition Price” (defined as the actual price paid for an asset after deducting from the purchase price all costs associated with the acquisition of such asset, including commissions paid, expenses incurred in due diligence to approve the acquisition, legal fees, finders' fees, financing costs, broker fees, administration fees, transportation costs, and including any other normal incidental costs, except taxes) up to $4,999,999, Executive shall be entitled to receive 2% of the Deal’s Net Acquisition Price in cash compensation and 2% of the deal’s Net Acquisition Price in stock options using the Company’s current 15-day moving average of the Company’s closing common stock price, as calculated on the first business day following the closing date of said Deal (“15-day Moving Average Stock Price”), to calculate the number of bonus stock options being awarded.

(i)          One half of these bonus stock options will bear a strike price set at the Company’s 15-day Moving Average Stock Price and one half of these options will bear a strike price equal to 150% of the 15-day Moving Average Stock Price.

(ii)         All stock options granted to Executive under this Section 3.6 shall be deemed fully vested upon thirty (30) days following the closing date of said Deal and shall have a term of 60 months from the vesting date.

(b)          For Deals with a Net Acquisition Price between $5 million and $9,999,999, Executive shall be entitled to receive a total of $100,000 in bonus cash compensation and 1.5% of the Deal’s Net Acquisition Price in bonus stock options using the Company’s 15-day Moving Average Stock Price to calculate the number of stock options being awarded. One half of these bonus stock options will bear a strike price set at the Company’s 15-day Moving Average Stock Price and one half of these options will bear a strike price equal to 150% of the current 15-day Moving Average Stock Price.

(c)          For Deals with a Net Acquisition Price between $10 million and $19,999,999, Executive shall be entitled to receive a total of $100,000 in bonus cash compensation and 1.0% of the Deal’s Net Acquisition Price in bonus stock options using the Company’s 15-day Moving Average Stock Price to calculate the number of bonus stock options being awarded. One half of these bonus stock options will bear a strike price set at the Company’s current 15-day Moving Average Stock Price and one half of these options will bear a strike price equal to 150% of the current 15-day Moving Average Stock Price.

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(d)          For Deals with a Net Acquisition Price above $20 million, Executive shall be entitled to receive a total of $200,000 in bonus cash compensation and 0.5% of the deal’s Net Acquisition Price in bonus stock options using the Company’s 15-day Moving Average Stock Price to calculate the number of stock options being awarded. One half of these bonus stock options will bear a strike price set at the Company’s current 15-day Moving Average Stock Price and one half of these options will bear a strike price equal to 150% of the current 15-day Moving Average Stock Price. For additional details, see Schedule 3.6, attached hereto and incorporated herein by reference.

3.7         Benefits Package. Executive shall be entitled to the following benefits after completion of the initial ninety (90) day Probationary Period, as described in Section 1.2 above:

(a)          Two (2) weeks paid vacation annually, which is based on an accrual basis. During the 90 day Probationary Period, Executive will not earn vacation benefits. During the remaining nine (9) months of the first year of employment, Executive will earn two weeks (10 work days) of paid vacation. Earned vacation can be taken after twelve (12) months of continuous employment. Earned vacation leave cannot be taken before it is accrued and approved. Executive is encouraged to use vacation benefits in the fiscal year in which vacation is earned, however a maximum of one week paid vacation may be carried over from one calendar year to the next. Vacation may be taken in half-day increments of time. Cash compensation for earned vacation days is generally not allowed, unless an exception is approved by the Board at its sole discretion. Upon termination, unused earned vacation will be paid in a lump sum in Executive’s final paycheck.

(b)          Paid sick time – not to exceed five (5) days per year

(c)          Six (6) paid holidays per calendar year as detailed in Schedule 3.7, attached hereto.

(d)          Group health insurance for Executive paid with employer contributions

(e)          With the exception of the initial ninety (90) day Probationary Period, all compensation payable to Executive hereunder shall be subject to such withholdings and deductions as Company is from time to time required to make pursuant to law, governmental regulations or order. All items covered in this Section 3.7 are subject to change on an annual basis, except that the bonus incentive program is made available at the discretion of the Board and may be changed or modified by the Board at any time at its sole discretion and without prior notice to Executive.

3.8         Acceptance Bonus. Executive shall be paid the sum of Ten Thousand U.S. Dollars ($10,000.00) as an Acceptance Bonus, which shall become due and payable within ten (10) business days of Acceptance by executing the final draft of this Agreement.

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4.           Representations and Warranties.

4.1         Executive represents and warrants to Company that:

(a)          Executive is under no contractual or other restriction or obligation, which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of Company or hereunder;

(b)          Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement, and

(c)          this Agreement constitutes the valid and binding obligation of Executive, enforceable by Company and against Executive in accordance with its terms (subject to laws in effect with respect to creditors’ rights generally and applicable principles relating to equitable remedies).

4.2         Company represents and warrants to Executive that:

(a)          the execution and delivery of this Agreement by Company and the performance of its obligations hereunder have been duly authorized by Company and no further action on Company’s part is necessary to authorize this Agreement and the performance of such obligations, and

(b)          this Agreement constitutes the valid and binding obligation of Company, enforceable by Executive against Company in accordance with its terms (subject to laws in effect with respect to creditors’ rights generally and applicable principles relating to equitable remedies).

5.           Insurance and Indemnification.

5.1         Indemnification. Company shall indemnify Executive and hold him harmless from and against any and all costs, expenses, losses, claims, damages, obligations or liabilities (including actual attorneys’ fees and expenses) arising out of or relating to any acts, or omissions to act, made by Executive on behalf of or in the course of performing services for Company to the full extent permitted by the Company to other officers and directors as in effect on the date of this Agreement, provided that the indemnity afforded by the Company shall never be greater than that permitted by applicable law. If any claim, action, suit or proceeding is brought, or claim relating thereto is made, against Executive with respect to which indemnity may be sought against Company pursuant to this section, Executive shall notify Company in writing thereof, and Company shall have the right to participate in, and to the extent that it shall wish, in its discretion, assume and control the defense thereof, with counsel satisfactory to Executive.

6.           Termination.

6.1         Termination by Company without Cause. Company may terminate Executive’s employment with or without Cause (as defined in Section 6.2 below) at any time during the period of Executive’s employment. If Company terminates Executive’s employment without Cause, Company shall, immediately after the Termination Date (as defined in Section 6.6 below), continue to pay to Executive his Salary for a period of three (3) months following such termination and his pro-rated bonus through the balance of the calendar year in which such termination of Executive occurs ("Severance Payments"), unless such termination shall occur during the 90-day Probationary Period. Severance Payments made to Executive shall be in addition to any other benefits earned by Executive or to which Executive was entitled prior to such termination without Cause including pro-rated bonus.

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6.2         Termination for Cause. Termination for “Cause” shall mean termination because of Executive’s:

(a)          willful misconduct, gross negligence or habitual neglect in the performance of his duties under this Agreement;

(b)          conviction for any felony involving fraud, dishonesty or moral turpitude;

(c)          breach of any material provision of this Agreement that remains uncured five (5) days following receipt by Executive from Company of written notice thereof, unless such breach is of a kind not susceptible to cure within such five (5) day period, in which case Executive shall have used his commercially reasonable effort to commence cure of such breach within such five (5) day period and shall have cured such breach no later than the thirtieth (30th) day following receipt by Executive of such written notice;

(d)          material violation of Company’s policies, the violation of which by other management employees would be grounds for termination of such other management employees, and that remains uncured five (5) days following receipt by Executive from Company of written notice thereof;

(e)          conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any felony, which would materially and adversely interfere with Executive’s ability to perform his services under this Agreement;

(f)          perpetration of an intentional and knowing fraud against or affecting Company or Foothills, or any customer, agent, or employee thereof, or

(g)          dishonesty, moral turpitude, fraud or misrepresentation with respect to his material duties under this Agreement. For purposes hereof, no act or failure to act on Executive’s part shall be “willful” unless done or omitted not in good faith and without actual belief that the action or omission was in the best interest of Company.

(h)          Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination which shall include a statement to the effect that Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail.

(i)          Executive shall not receive compensation or other benefits for any period after termination for Cause, which have not vested or been earned as of the Termination Date. Executive shall have the right to receive compensation or other benefits, which have already vested or been earned as of the Termination Date for Cause, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

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6.3         Termination by Executive. If Executive terminates his employment with Company and Executive has not violated any other provision of this Agreement or Executive’s employment is terminated as a result of his death, Company shall pay to Executive, or in the event of his death, his beneficiary or beneficiaries or his estate, as the case may be, the Salary and prorated annual bonus, less taxes required to be withheld and other applicable withholdings, earned but unpaid pursuant to Sections 3.1 or 3.5 hereof through the Termination Date and the value of any earned but unused vacation time due to Executive at the Termination Date. Any such payments due Executive, under this Section 6.3 shall be paid on the Termination Date, unless the termination of Executive's employment was due to his death, in which case, such payment shall be made no later than thirty (30) days after the Termination Date. Executive, or, in the event of Executive's death, Executive's beneficiary or beneficiaries, shall not have the right to receive compensation or other benefits for any period after the Termination Date, which have not vested or been earned as of the Termination Date. Executive, or, in the event of Executive's death, Executive's beneficiary or beneficiaries, shall have the right to receive compensation or other benefits which have already vested or been earned as of the Termination Date, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

6.4         Termination for Disability. If Executive becomes subject to a mental or physical condition that, in the opinion of the Board, with or without reasonable accommodation, renders Executive unable or incompetent to carry out his work responsibilities or duties, which Executive had at the time such condition was incurred, (a) which has existed for at least 45 days and (b) which in the opinion of a physician selected by the Board may be expected to last for an indefinite duration or for a duration in excess of three (3) months (a “Disability”), Company may terminate Executive’s employment hereunder as of the Termination Date specified in a written notice of termination from Company to Executive. If Executive’s employment is terminated by Company pursuant to this Section 6.4, Company promptly following the Termination Date shall pay to Executive, less taxes required to be withheld and other applicable withholdings, the Salary through the Termination Date and any earned but unused vacation time due to Executive at the Termination Date. In addition, Executive shall be entitled to receive benefits based on Company’s applicable disability plans then in effect, however nothing set forth herein shall obligate the Company to establish any such disability plan. Executive shall not have the right to receive compensation or other benefits for any period after the Termination Date which have not vested or been earned as of the Termination Date. Executive shall have the right to receive compensation or other benefits which have already vested or been earned as of the Termination Date, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

6.5         Termination Date. Any termination of Executive’s employment hereunder pursuant to this Article 6, other than a termination as a result of Executive’s death, shall be effected by written notice of termination. Any written notice of termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provisions so indicated. The effective date of any such termination (the “Termination Date”) shall be as follows: in the event of a termination due to Executive’s death, the date of such death. In the event of termination for any reason other than Executive’s death, the date specified in the written notice of termination, which in no event shall be prior to the date of delivery of such notice.

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6.6         RSU’s Repurchase on Termination. Upon termination of Executive's employment for any reason within thirty (30) months after start of employment, the Company may, but shall not be obligated to re-purchase all or any portion of such RSU’s as have vested for sixty six and one half cents ($0.665) per share. Should the Company seek to exercise this option to repurchase, it shall give Executive (or, in event of termination caused by Executive's death, to executor or administrator or other representative of Executive) not more than two (2) week's written notice after any such termination of employment that Company is exercising its option to purchase all or such portion of the RSU’s as are set forth in the notice and the Company shall no later than thirty (30) days thereafter tender full payment for the RSU’s being purchased against delivery of the share certificate(s) evidencing the RSU's. Executive acknowledges that the RSU’s are restricted securities within the meaning of the federal securities laws and may not be sold or transferred, absent registration or an available exemption from registration under federal securities laws. The certificate(s) evidencing the RSU shares will bear standard federal securities legends that are appropriate for unregistered, restricted securities and will reference the Company's right to repurchase the shares in accord with the terms of this paragraph 6.6.

7.           Confidentiality.

7.1         Nondisclosure. Executive acknowledges that in the course of employment with Company, Executive will have access to and will learn confidential information concerning Company, Foothills and their affiliates (Foothills and the affiliates of both Foothills and of the Comapany are collectively hereinafter referred to as "Affiliates"). Confidential information includes, but is not limited to:

(a)          information about customers and suppliers of Company and Affiliates, the terms and conditions under which Company, or Affiliates deal with customers and suppliers, pricing information, financing arrangements, research materials, manuals, computer programs, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of Company, and Affiliates, all information contained in electronic or computer files, all financial information, salary and wage information, and any other information that is designated in writing by Company, or Affiliates as confidential or that Executive knows or should know is confidential;

(b)          information provided by third parties that Company or any Affiliates is obligated to keep confidential; and

(c)          all other proprietary information of Company, or of any Affiliates. Executive acknowledges that all confidential information is and shall continue to be the exclusive property of Company and of Affiliates, whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to Executive in connection with employment by Company or responsibilities undertaken on behalf of Affiliates. Executive agrees not to disclose confidential information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of Company. Executive agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of confidential information, except as may be necessary to perform work done by Executive for Company or for Affiliates. Executive agrees to exercise the highest degree of care in safeguarding confidential information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by Company or Foothills to ensure maintenance of the confidentiality of the confidential information. Executive agrees in addition to the specific covenants contained herein to comply with all of Company’s policies and of Foothills' policies and procedures for the protection of confidential information.

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7.2         Exclusions. Section 7.1 above shall not apply to the following:

(a)          information previously, now or hereafter voluntarily disseminated by Company or Affiliates to the public or which otherwise becomes part of the public domain through lawful means;

(b)          information known to Executive prior to Executive’s employment with Company;

(c)          information received by Executive from third parties not known by Executive to be subject to a confidentiality agreement with Company, or Affiliates; or

(d)          information which is not principally derived from the business plans and activities of Company, or Affiliates.

7.3         Confidential Proprietary and Trade Secret Information of Others. Executive represents that he has disclosed to Company any agreement to which Executive is or has been a party regarding the confidential information of others and Executive understands that Executive’s employment by Company will not require Executive to breach any such agreement. Executive will not disclose such confidential information to Company nor induce Company to use any trade secret proprietary information received from another under an agreement or understanding prohibiting such use or disclosure.

7.4         No Unfair Competition. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of Company’s or of Affiliates' confidential information (as described in Section 7.1 above) obtained by Executive by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition. Executive shall not engage in any unfair competition with Company, Foothills or Affiliates either during his employment at the Company or at any time thereafter.

8.           Company’s Ownership in Employee’s Work.

8.1         Company’s Ownership. Executive agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during Executive’s employment with Company, either alone or jointly with others, that are conceived or developed on Company’s time shall be owned exclusively by Company, and Executive hereby assigns to Company all Executive’s right, title, and interest in all such intellectual property. Executive agrees that Company shall be the sole owner of all domestic and foreign patents and all rights pertaining thereto, and Executive further agrees to execute all documents that Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including, without limitation, the execution of any assignments, patent applications, or other documents that Company may reasonably request. This provision is intended to apply only to the extent permitted by applicable law.

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8.2         Return of Company’s Property and Materials. Upon termination of employment with Company, Executive shall promptly thereafter deliver to Company all Company property and materials that are in Executive’s possession or control, including all of the information described as confidential information pursuant to this Agreement and including all other information relating to any inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how of Company.

8.3         Ventures. If Executive, during employment with Company, is engaged in or associated with the planning or implementation of any project, program, or venture involving Company and any third parties, all rights in the project, program, or venture shall belong to Company, and Executive shall not be entitled to any interest therein or to any commission, finder's fee, or other compensation in connection therewith other than the salary and other benefits to be paid or provided to Executive as provided in this Agreement.

9.           General Relationship. Executive shall be considered an employee of Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

10.         Non-Solicitation.

10.1        Executive agrees, in consideration of Company agreeing to obligate itself to make the Severance Payments on the terms and subject to the conditions set forth herein, Executive, except as may be otherwise expressly set forth herein, will not during the Restricted Period (as defined below):

(a)          directly or indirectly solicit any Person who is a current or prospective customer of Company in respect of any Restricted Business (as defined below), except on behalf of Company; or

(b)          induce or attempt to induce any employee of Company to terminate his or her association with Company, or, except on behalf of Company, solicit any such employee as an independent contractor, employee or other service provider.

(c)          For purposes hereof, “Restricted Business” means, collectively, the businesses engaged in by the Company as of the date hereof or during the period of Executive’s employment and, “Restricted Period” means the period starting with such date as Executive’s employment hereunder is terminated for any reason and ending twelve (12) months from such termination.

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11.         Miscellaneous.

11.1        Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements between them concerning such subject matter.

11.2        No Assignment. This Agreement may not be assigned by Company or Executive without the prior written consent of the other party and Company (which consent may be granted or withheld by such Person in its sole and absolute discretion), and any attempt to assign rights and duties without such written consent shall be null and void and of no force and effect. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.3        Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Executive’s termination of employment, irrespective of any investigation made by or on behalf of any party.

11.4        Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any Person not a party to this Agreement.

11.5        Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

11.6        Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

11.7        Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, telecopied, sent by courier or other express private mail service, or mailed by certified, registered or express United States mail postage prepaid, and shall be deemed given upon receipt if delivered personally, telecopied, or sent by courier or other express private mail service, or if mailed when actually received as shown on the return receipt. Notices shall be addressed as follows:

(a)          If to Company, to:

Attn: CEO

Foothills Petroleum, Inc.

633 17th Street, Suite 1700-A

Denver, Colorado 80202

Fax: (720) 449-7479

With a copy (not constituting notice) to:

Aaron A. Grunfeld

Law Offices of Aaron A. Grunfeld & Associates

11111 Santa Monica Boulevard - Suite 1840

Los Angeles, California 90025

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(b)          If to Executive, to:

Eleazar Ovalle

19542 Juergen Road

Cypress, Texas 77410

Fax: ________________

Either party may change its address for purposes of this Section by giving to each other, in the manner provided herein, a written notice of such change.

11.8        Severability. All sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid sections, clauses or covenants were not contained herein.

11.9        Applicable Law. This Agreement is made with reference to the laws of the State of Colorado, shall be governed by and construed in accordance therewith, and any court action brought under or arising out of this Agreement shall be brought in any competent court within the State of Colorado, County of Denver, or such other courts in the State of Colorado wherein the principal place of business of Company is located.

11.10      Arbitration. The parties hereto agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by mutual agreement shall be submitted to final and binding arbitration before JAMS/ENDISPUTE, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS/ENDISPUTE, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS/ENDISPUTE’s Comprehensive Arbitration Rules and Procedures in effect at the time the demand for arbitration is filed. The parties will cooperate with JAMS/ENDISPUTE and with one another in selecting an arbitrator from JAMS/ENDISPUTE’s panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they shall participate in the arbitration in good faith, provided that Company shall pay costs of the arbitration. The provisions of this Section 11.10 may be enforced, consistent with Section 11.9, by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. All arbitration proceedings shall be held in Denver, Colorado.

11.11      Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

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11.12      Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

11.13      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

11.14      Amendments; Waivers. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by a written instrument making specific reference to this Agreement signed by (a) the party against whom enforcement of any such amendment, supplement, modification or waiver is sought, and (b) the Company. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto or Company, shall be deemed to constitute a waiver by the Person taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto and/or Company of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto and/or Company to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Person preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE

TO

EXECUTUVE EMPLOYMENT AGREEMENT — ELEAZAR OVALLE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth.

COMPANY

By:	/s/
B.P. Allaire

Its: President & COO

EXECUTIVE

/s/
Eleazar Ovalle

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EXHIBIT A

Job Description: Vice President of Geology & Geophysical

1)	Prospect Generation and Maturation

2)	Land/Lease Acquisitions

3)	Seismic Data Acquisition

4)	Regional Geology and Geophysical Trend Analysis

5)	Drill Ready Location Permits

6)	Reserve Bookings and Tracking

7)	Production Performance Analysis

8)	Property Acquisitions and Divestiture (A&D)

9)	Marketing Exploration Deals

10)	Internal Peer Reviews

11)	Third Party Audits

12)	Interim and Year End Reserve Reports

1) Prospect Generation and Maturation

•	Build subsurface models using a combination of multiple data sources, including seismic and petrophysical, combined with a detailed knowledge of structural geology and stratigraphy;

•	Apply resulting geologic models to opportunity evaluations;

•	Perform detailed interpretation and assessment of seismic data, well log data, core data and support in subsurface pressure prediction;

•	Defining Leads and/or Prospects, estimating risk and resources (probabilistic and deterministic methods).

•	Ranking Leads and/or Prospects and recommending bids. Establishing the risk critical factor and proposing additional studies to improve such risk.

•	Prepare/oversee the mapping of Miocene mature geologic play in the GOM Deepwater arena and extrapolating to Shelf region in approximately 300 feet of water;

•	Ensure salt feeder stock methodology is applied regionally in all prospect generation;

•	Manage weekly progress and meet weekly as a Division to review findings, updates and technology transfer between Engineering and Geology and Geophysical teams;

•	Integrate petrophysical, drilling, pressure, biostratigraphic, and facies data.

•	Maintain alignment of goals in order to timely finish all prospect mapping;

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2) Land/Lease Acquisitions

•	Coordinate with Engineering and Land teams to designate necessary land acquisition acreage for project is in proper documentation for Land team such that the proper strategy can be employed to acquire mineral rights;

3) Seismic Data Acquisition

•	Perform detailed interpretation of 2D and 3D Seismic data over complex subsurface structures to better understand the stratigraphy, structural geology and lithological variability of an area, and to determine prospectivity and regional context;

•	Extract 3D seismic data properties to quantitatively support geologic interpretations;

•	Designate GOM Shelf 3-D seismic data coverage required to effectively evaluate the existing prospect inventory and any other potential prospects;

•	Provide geological and rock property input to the processing geophysics teams for the purposes of processing and refining licensed 3D seismic data, if any;

•	Incorporate seismic data into the prospect work flow and delegate regions of study and analysis to G&G team.

4) Regional Geology and Geophysical Trend Analysis

•	Build, maintain and leverage unique understanding of focus basins, stratigraphic intervals, hydrocarbon systems and competitor activity outside our assets to describe the competitor environment in a geologic context and identify opportunities ahead of the competition;

•	Conduct subsurface studies critical to the extensive preparation phase of deepwater wells offshore, and provide real-time support to operations teams during drilling;

•	Prepare well data panels to communicate the stratigraphic relationships and diversity across areas of interest;

•	Oversee regional G&G technical work to ensure proper analogue work in regard to sand deposition, salt velocity, feeder stock methodology and proven hydrocarbon systems;

•	Supervise petrophysical consulting work regionally to tie in reservoir properties with seismic signatures.

5) Drill Ready Location Permits

•	Coordinate with Engineering, Land and Permit teams to ensure proper Geology and Geophysical documentation is done as per Federal offshore regulations;

•	Assist Drilling team in permitting multiple locations to accommodate any environmental or geologic changes that may arise.

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6) Reserve Bookings and Tracking

•	Coordinate with the Engineering team to ensure all required geologic mapping and data is made available to maximize proved and probable reserve bookings;

7) Production Performance Analysis

•	Assist Engineering team in any Geology and Geophysical data/mapping to complete production performance analysis;

8) Property Acquisitions and Divestitures (A&D)

•	Attend data rooms with intent of evaluating seismic data set, upside drilling potential, confirmation of proved and probable reserves via due diligence Geology and Geophysical work;

•	Participate in any company divestitures analyses and present geologic overview of project in question;

•	Assist in any PhdWin[1] economic modeling exercises by the Engineering team. Supply Geology and Geophysical support data to support the project;

9) Marketing Exploration Deals

•	Supervise marketing of exploration prospects to prospective client via Land team;

•	Oversee technical presentation of Geology and Geophysical team during exploration meetings;

•	Oversee technical due diligence to ensure all Geology and Geophysical client questions/issues are address and follow up formal responses are prepared and delivered email and /or verbal;

10) Internal Peer Reviews

•	Supervise roundtable in-house technical peer reviews on prospects prior to marketing to clients. Engineering, Land and Permit teams required to attend such that all issues are discussed and debated. Substantial issues will be documented and resolved immediately;

•	Ensure with VP Exploration that risk assessment/mitigation and resource distribution which are the key critical parameters will be debated thoroughly. This needs to be dealt with as an iterative process until all issues are resolved and ultimately documented.

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11) Third Party Audits

•	Supervise along with VP Exploration any third party audits of proved reserves. Mandatory year-end requirement but as directed by Foothills Board of Directors.

•	Ensure all Geology and Geophysical technical work to include structural mapping, amplitude AVO work, seismic horizon picks, salt velocity models, etc. are made available to Engineering team to formally complete necessary technical work required by auditors.

12) Interim and Year End Reserve Reports

•	Ensure all required Geology and Geophysical technical data is supplied to Engineering team such timely assessment of proved reserves & cash flow models can be generated;

•	Supervise along with VP Exploration any formal presentations of reserve reports to Foothills Board of Directors as requested;

•	Ensure required Geology and Geophysical technical documentation is finalized at the request of the VP Exploration;

1PHDWin is a full-featured, completely integrated economics and decline curve software package that offers a complete solution to manage, organize, and evaluate reserves and economics.

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EXHIBIT B

Approved Entities & Activities

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EXHIBIT C

Holdings of 5% or More

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SCHEDULE 3.4

Division Wide Incentive Bonus for New Discoveries

In order to qualify for Division-Wide Incentive Bonus for New Discoveries detailed in Section 3.4, Executive must submit a detailed description of the project via email to the Board or such other person or persons as may be designated by the Board, and a written declaration describing the project they are working on, details of the project, start date, other team members working on the project (if any) and the project’s end goals. In the event more than one party files a written declaration per the above for the same project, precedence will be given based on the timing of submission of such written declaration.

Some assets or projects may automatically be disqualified from this bonus incentive if other Company executives or directors are already working on the same project.

The VP of Exploration and VP of Geology & Geophysical shall submit recommendations to the Compensation Committee of the Board for the distribution and allocation of these division-wide bonus incentives amongst members of that division and the Compensation Committee of the Board shall approve these recommendations. In the event of any dispute regarding the division and distribution of this incentive bonus amongst members of the Exploration Division, the Compensation Committee of the Board shall make a final determination.

For Executive to be eligible to receive the division wide bonus incentives described in Section 3.4, Executive must remain continuously employed by the Company for a period of 90 days following any New Discovery. Should Executive’s employment with the Company be terminated, whether for Cause or without Cause, prior to such date, then Executive shall forfeit any bonus incentives due to them.

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SCHEDULE 3.5

Division Wide Incentive Bonus for Other Company Projects

In order to qualify for Division-Wide Incentive Bonus for Other Company Projects detailed in Section 3.5, Executive must submit a detailed description of the project via email to the Board or such other person or persons as may be designated by the Board, and a written declaration describing the project they are working on, details of the project, start date, other team members working on the project (if any) and the project’s end goals. In the event more than one party files a written declaration per the above for the same project, precedence will be given based on the timing of submission of such written declaration.

Some assets or projects may automatically be disqualified from this bonus incentive if other Company executives or directors are already working on the same project.

The VP of Exploration and VP of Geology & Geophysical shall submit recommendations to the Compensation Committee of the Board for the distribution and allocation of these division-wide bonus incentives amongst members of that division and the Compensation Committee of the Board shall approve these recommendations. In the event of any dispute regarding the division and distribution of this incentive bonus amongst members of the Exploration Division, the Compensation Committee of the Board shall make a final determination.

For Executive to be eligible to receive the division wide bonus incentives described in Section 3.5, Executive must remain continuously employed by the Company for a period of at least 366 days following that well’s IP date, which is the dated used to calculate the 15-day Moving Average Stock price for the calculation of stock options to be awarded under this incentive. Should Executive’s employment with the Company be terminated, whether for Cause or without Cause, prior to such date, then Executive shall forfeit any bonus incentives for other company projects due to them.

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SCHEDULE 3.6

Finders Bonus Incentives

For purposes of this Agreement, “Found” shall mean any Deals sourced by executive or through executive’s network exclusively, which shall be documented with a written declaration in the form of an email sent to the Board or such other person or persons as may be designated by the Board, introducing the Deal as a Deal sourced exclusively by them or in the case of Deals sourced jointly by Executive and another member of the Exploration Division, as a deal sourced jointly with the other member or members identified in the declaration.

In the event more than one party files a written declaration per the above for the same project, precedence will be given based on the timing of submission of such written declaration and the nature of relationship with the seller. The Compensation Committee of the Board may decide to split or allocate this bonus incentive at its sole discretion.

Some assets or projects may automatically be disqualified from this bonus incentive if the assets are located in a working area where the Company already has a strategic roll-up plan in place and/or if other Company executives or directors are already working on the same asset or project.

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SCHEDULE 3.7

Paid Holidays

2016 Holidays

Day	Date	Holiday
Friday	January 1	New Year's Day
Monday	May 30	Memorial Day
Monday	July 4	Independence Day
Monday	September 5	Labor Day
Thursday	November 24	Thanksgiving Day
Monday	December 26**	Christmas Day

2017 Holidays

Day	Date	Holiday
Monday	January 2*	New Year's Day
Monday	May 29	Memorial Day
Tuesday	July 4	Independence Day
Monday	September 4	Labor Day
Thursday	November 23	Thanksgiving Day
Monday	December 25	Christmas Day

Holiday Calendar

Holiday	Official Date
New Year's Day	January 1
Memorial Day	Last Monday in May
Independence Day	July 4
Labor Day	First Monday in September
Thanksgiving Day	4th Thursday in November
Christmas Day	December 25

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